Exhibit 8.2

NEIL V. BIRKHOFF

(540) 983-7699

neil.birkhoff@wrvblaw.com

March 28, 2024

Frontier Community Bank

400 Lew Dewitt Blvd.

Waynesboro, VA 22980

Attention: Alan J. Sweet

Re: Merger of Frontier Community Bank into The National Bank of Blacksburg, a wholly-owned subsidiary of National Bankshares Inc. pursuant to the Agreement and Plan of Merger dated as of January 23, 2024.

Ladies and Gentlemen:

We have acted as counsel to Frontier Community Bank, a Virginia banking corporation (“FCB”), in connection with the proposed merger (the “Merger”) of Frontier Community Bank with and into The National Bank of Blacksburg, a national banking association and wholly-owned subsidiary of National Bankshares Inc., a Virginia corporation (“NBI”), pursuant to the Agreement and Plan of Merger, dated as of January 23, 2024, between NBI, NBB, and FCB (the “Merger Agreement”). At your request, and in connection with the filing by NBI of a Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”), including the Proxy Statement/Prospectus contained therein, with the Securities and Exchange Commission (the “Commission”), we are rendering our opinion concerning certain United States federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Merger Agreement.

For the purposes of delivering this opinion letter, we have examined and relied, with your consent, upon the following:

(a) The Merger Agreement.

(b) The Registration Statement.

(c) A representation letter delivered to us by NBI, dated as of the date hereof (the “NBI Representation Letter”), containing representations made to us by NBI.

(d) A representation letter delivered to us by FCB, dated as of the date hereof (the “FCB Representation Letter”), containing representations made to us by FCB.

P.O. Box 14125, Roanoke, Virginia 24038-4125

10 S. Jefferson Street, Suite 1800, Roanoke VA 24011

P (540) 983-7600 ● F Main (540) 983-7711 Direct (540) 492-4703

w r v b l a w . c o m

Roanoke | Lynchburg | Charlottesville | Richmond | Norfolk

Frontier Community Bank

March 28, 2024

(e) Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.

For the purposes of rendering the opinions set forth herein, we have assumed with your permission and without independent verification or inquiry:

(a) (i) The authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the due authorization, execution and delivery of the Merger Agreement, and (vi) the enforceability of the Merger Agreement.

(b) The transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), and the Merger will be effective under applicable state law.

(c) The Merger will be reported by Frontier Community Bank and National Bankshares Inc. on their respective federal income tax returns in a manner consistent with the opinion set forth below.

(d) The accuracy and completeness of the factual statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the NBI Representation Letter and the FCB Representation Letter, that such factual statements and representations will be accurate and complete as of the Effective Time, and that all such factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification.

Based solely upon the documents and assumptions set forth above and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Representation Letters as of the date herof and as of the Effective Time of the Merger, and subject to the assumptions, limitations, and qualifications set forth herein and in the Registration Statement, the discussion contained in the Registration Statement under the caption “Material U.S. Federal income Tax Consequences,” insofar as it presents legal conclusions with respect to matters of United States federal income tax law, accurately sets forth the material United States federal income tax consequences of the Merger, and constitutes the opinion of Woods Rogers Vandeventer Black.

We express no opinion on any issue relating to the tax consequences of the Merger other than those set forth above. Our opinion is based upon the Internal Revenue Code of 1986, published judicial decisions, administrative regulations and published rulings and procedures as in existence on the date hereof. Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, could affect our opinion. Further, our opinion is not binding

Frontier Community Bank

March 28, 2024

upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position. We undertake no responsibility to advise you of any future change in the matters stated herein or in the federal income tax laws or the application or interpretation thereof.

This opinion letter may be filed as an exhibit to the Registration Statement, and we consent to the reference to our firm under the captions “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the commission promulgated thereunder.

/s/ WOODS ROGERS VANDEVENTER BLACK PLC